                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           METACREATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                                     [LOGO]
                           METACREATIONS CORPORATION
                     The Visual Computing Software Company


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1998

TO THE STOCKHOLDERS OF METACREATIONS CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MetaCreations Corporation, a Delaware corporation (the "Company"), will be held on Wednesday, May 6, 1998, at 10:00 a.m., local time, at Fess Parker's Red Lion Resort at 633 E. Cabrillo Boulevard, Santa Barbara, California, for the following purposes:

     1. To elect seven directors to serve for the ensuing year and until their successors are duly elected and qualified.

     2. To amend the 1995 Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 3,500,000 shares to 5,000,000 shares.

     3. To amend the 1995 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 125,000 shares to 425,000 shares.

     4. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company for the 1998 fiscal year.

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          JEFFREY D. SAPER
                                          Secretary

Carpinteria, California
April 6, 1998
--------------------------------------------------------------------------------

 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.
--------------------------------------------------------------------------------

                           METACREATIONS CORPORATION
                            6303 CARPINTERIA AVENUE
                         CARPINTERIA, CALIFORNIA 93013
                                 (805) 566-6200

                            ------------------------

                            PROXY STATEMENT FOR 1998
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of the Board of Directors of MetaCreations Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held May 6, 1998 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Fess Parker's Red Lion Resort at 633 E. Cabrillo Boulevard, Santa Barbara, California.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended December 31, 1997, including financial statements, were mailed on or about April 6, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 23,639,834 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Proxies properly executed, duly returned to the Company and not revoked, will be voted in accordance with the specifications made. Where no specifications are given, such proxies will be voted as the management of the Company may propose. If any matter not described in this Proxy Statement is properly presented for action at the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote according to their best judgment.

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the meeting. Stockholders do not have the right to cumulative voting in the election of directors.

     The cost of soliciting proxies will be borne by the Company. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, without additional compensation, personally or by telephone or telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

     Although there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

     The Delaware Supreme Court has held that, while broker non-votes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. The Company intends to treat broker non-votes in a manner consistent with such holding. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1999 Annual Meeting must be received by the Company no later than December 7, 1998 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     The number of directors authorized by the Company's Bylaws is currently fixed by the Board at nine. However, the Board of Directors has approved an amendment to the Company's Bylaws that fixes the authorized number of directors at seven, effective at the time of the Annual Meeting of Stockholders, and a board of seven directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

       NAME          AGE                       PRINCIPAL OCCUPATION
       ----          ---                       --------------------
Samuel H. Jones,     64    President of S-J Venture Capital Company and President of
  Jr...............        S-J Transportation Company
Bert Kolde.........  43    Vice Chairman of Trail Blazers Inc. and Oregon Arena Corp.
                           and Advisor at Paul Allen Group
Kai Krause.........  41    Chief Design Officer of the Company
William H. Lane      59    President of Canyon Vista, Inc.
  III..............
Gary L. Lauer......  45    President and Chief Executive Officer of the Company
Howard L. Morgan...  52    President of The Arca Group, Inc. and General Partner of
                           Renaissance Partners
Mark Zimmer........  41    Chief Technology Officer of the Company

     Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

     Mr. Jones has been a director of the Company since April 1992. He has been President of S-J Venture Capital Company since 1991 and President of S-J Transportation Company, an industrial waste transportation company, since 1971. Mr. Jones is a director of Fulton Financial Corp. and Jevic Transportation, Inc.

     Mr. Kolde has been a director of the Company since January 1995. Mr. Kolde is currently the Vice Chairman of Trail Blazers Inc. and of the Oregon Arena Corporation, an arena operations firm, positions he has held since May 1988 and January 1991, respectively. Mr. Kolde is also the Vice Chairman of Football Northwest and of First & Goal, Inc., positions he has held since April 1996 and July 1997, respectively. From 1985 to 1994, Mr. Kolde served as President of the Asymetrix Corporation, a software development company. Mr. Kolde is also a director of Precision Systems, Inc.

     Mr. Krause co-founded the Company and has been a director since 1992. For more than eleven years prior to joining the Company on a full-time basis in 1993, Mr. Krause designed and developed graphics, audio and systems software as an independent consultant. Mr. Krause attended college in Essen, West Germany, where he majored in foreign languages, math and philosophy. He also attended the Music Conservatory where he studied classical piano.

     Mr. Lane has been a director of the Company since September 1995. In addition, Mr. Lane served as Chief Operating Officer of the Company from January 1998 to February 1998. Mr. Lane is currently the President of Canyon Vista, Inc., a management consulting company. Mr. Lane retired from Intuit Inc. in July 1996, having served as its Vice President, Chief Financial Officer, Secretary and Treasurer from January 1994 to April 1996. Mr. Lane served in a similar capacity at ChipSoft, a tax preparation software company, from July 1991 until its acquisition by Intuit in December 1993. Mr. Lane is also a director of Expert Software, Inc., Quarterdeck Corporation and Storm Technology, Inc.

     Mr. Lauer joined the Company as director, President and Chief Executive Officer in February 1998. From 1988 to 1997, Mr. Lauer served in various capacities at Silicon Graphics, Inc. ("SGI"), including Vice President, North American Marketing; Vice President and subsequently Senior Vice President, North American Field Operations; and most recently as President of SGI's World Trade Group and Executive Vice President of Worldwide Field Operations. Prior to joining SGI, Mr. Lauer was with International Business Machines Corporation ("IBM") for eleven years where he held a variety of senior management positions, the last of which included responsibility for field operations for IBM's U.S. Marketing and Services Group in the Silicon Valley.

     Dr. Morgan has been a director of the Company since April 1992. Dr. Morgan is President of The Arca Group, Inc., a consulting and investment management firm. Dr. Morgan is also a director of Cylink Corporation, Franklin Electronic Publishers, Inc., Infonautics Corporation, Neoware Corp., Quarterdeck Corporation, Segue Software Corporation, Kentek Information Systems, and Unitronix Corp.

     Mr. Zimmer became a director and Chief Technology Officer of the Company in May 1997 in connection with the merger with Fractal. In addition to co-founding Fractal in April 1991, Mr. Zimmer was its Chief Executive Officer and a director since its inception. Mr. Zimmer also served as Fractal's President from March 1993 until May 1996, and resumed the position in February 1997 until the merger with MetaCreations in May 1997. In 1985, Mr. Zimmer founded Fractal Software, a predecessor of Fractal and was a partner in Fractal Software from 1985 to 1990.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held thirteen (13) meetings during fiscal 1997.

     The Audit Committee consisted of Messrs. Kolde and Lane during fiscal 1997 and held three meetings. The Audit Committee reviews the financial statements and the internal financial reporting system and controls of the Company with the Company's management and independent auditors, recommends resolutions for any disputes between the Company's management and its auditors, and reviews other matters relating to the relationship of the Company with the auditors, including their engagement and discharge. For fiscal 1998, the Audit Committee consists of Messrs. Kolde and Lane.

     The Compensation Committee consisted of Messrs. Lane and Wilczak and Dr. Morgan during fiscal 1997 prior to the merger with Fractal. Following the merger with Fractal, the Compensation Committee consisted of Arthur Collmeyer, Mr. Lane and Dr. Morgan. The Compensation Committee held four meetings during fiscal 1997. The Compensation Committee develops and monitors compensation arrangements for the officers and directors of the Company, including preparation of proper reports or other disclosure required by the Compensation Committee in accordance with applicable proxy or other rules of the Securities and Exchange Commission ("SEC"). The Compensation Committee currently consists of Messrs. Lane and Collmeyer and Dr. Morgan.

     The Option Committee consisted of Dr. Morgan and William J. Schroeder and held two meetings during fiscal 1997 prior to the merger with Fractal, at which time it was combined into the Compensation Committee. The Option Committee administered the stock option and purchase plans of the Company in accordance with the terms of such plans and the grants and issuance of awards thereunder, including stock options, stock units, restricted stock and stock appreciation rights. The Option Committee also reviewed and made recommendations to the Board of Directors for changes in the Company's compensation and benefit plans and practices, which recommendations were then submitted to the Board of Directors.

     Each director, other than Mr. Krause, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such director's term of office during fiscal 1997.

COMPENSATION OF DIRECTORS

     The Company reimburses each of its non-employee directors as follows: each non-employee director is paid (i) $2,500 at the end of each fiscal quarter in which he or she is a director, (ii) $1,000 for each regular Board meeting he or she attends, and (iii) $500 for each Board committee meeting he or she attends;

provided, however, that if more than one committee meeting is held on the same day or a Board meeting and one or more committee meetings are held on the same day, no more than the initial $500 or $1,000, as the case may be, is paid to any director for all such meetings attended by such director on such date. Effective March 1, 1997, Dr. Morgan began receiving a monthly consulting fee of $4,500 for services rendered to the Company. In addition, effective February 1, 1997, Mr. Lane began receiving a monthly consulting fee of $4,000 for services rendered to the Company.

     Non-employee directors participate in the Company's 1995 Director Option Plan (the "Director Plan"). Under the Director Plan, each non-employee director who joins the Board in the future will automatically be granted a nonstatutory option to purchase 20,000 shares of Common Stock on the date upon which such person first becomes a director. In addition, each non-employee director, including current non-employee directors, automatically receives a nonstatutory option to purchase 5,000 shares of Common Stock on January 1 of each year, provided the director has been a member of the Board for at least six months. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. The 20,000 share grant vests at a rate of one-eighth of the option shares upon the end of the first six-month period after the date of grant and one-forty-eighth of the option shares per month thereafter; provided the optionee remains a director of the Company. The 5,000 share grant vests at the rate of one-half of the option shares upon the end of the first six-month period after the date of grant and one-twelfth of the option shares per month thereafter; provided the optionee remains a director of the Company. Options granted under the Director Plan have a term of ten (10) years unless terminated sooner, whether upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan.

     In January 1997, Messrs. Jones, Kolde, Lane and Schroeder and Dr. Morgan were each granted an option to purchase 5,000 shares of Common Stock under the Director Plan at an exercise price of $12.875 per share. In May 1997, Mr. Collmeyer was granted an option to purchase 20,000 shares of Common Stock under the Director Plan at an exercise price of $11.75 per share. In July 1997, Messrs. Jones, Kolde and Lane and Dr. Morgan were each granted an option to purchase 20,000 shares of Common Stock under the 1995 Stock Plan at an exercise price of $11.00 per share. In January 1998, Messrs. Collmeyer, Kolde, Jones, and Lane and Dr. Morgan were each granted an option to purchase 5,000 shares under the Director Plan at an exercise price of $10.75 per share. In January 1998, Mr. Krause was granted an option to purchase 300,000 shares of Common Stock under the 1995 Stock Plan at an exercise price of $6.4375 per share. In February 1998, Mr. Lane and Dr. Morgan were granted options to purchase 25,000 and 15,000 shares of Common Stock, respectively, under the 1995 Stock Plan at an exercise price of $7.9063 per share. In February 1998, Mr. Lauer was granted options to purchase 200,000 shares of Common Stock and 800,000 shares of Common Stock under the 1995 Stock Plan at an exercise price of $7.9063 per share.

REQUIRED VOTE

     The seven candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. An abstention will have the same effect as a vote withheld for the election of directors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES SET FORTH ABOVE.

                                 PROPOSAL TWO:

                        AMENDMENT TO THE 1995 STOCK PLAN

     The Company's 1995 Stock Plan (the "Plan") was approved by the Board of Directors in October 1995 and was approved by the Company's stockholders in November 1995. The Plan initially reserved 2,000,000 shares of Common Stock for issuance thereunder subject to stockholder approval. An amendment to the Plan that increased the number of shares reserved for issuance thereunder by 1,500,000 shares was approved in May 1997. As of March 16, 1998, the Plan has a total of 3,500,000 shares of Common Stock reserved for options or rights to purchase stock; of the total, 1,927,424 shares are reserved for options or rights to purchase stock that have been granted pursuant to the Plan and 61,629 shares are remaining.

     At the annual meeting, the stockholders are being requested to consider and approve the proposed amendment to the Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares, increasing the total number of shares issuable under the Plan to 5,000,000. The proposed increase in the number of shares of Common Stock reserved for issuance under the Plan is to establish a reserve for stock option grants to new employees or consultants that may be hired, granting stock options to key employees in connection with their continued services with the Company and granting options to key employees of businesses that the Company may seek to acquire in the future.

SUMMARY OF THE 1995 PLAN

     General. The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

     Administration. The Plan may generally be administered by the Board or a Committee appointed by the Board (as applicable, the "Administrator").

     Eligibility; Limitations. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 300,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the Company, he or she may be granted options and stock purchase rights to purchase up to an additional 150,000 shares of Common Stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock

     (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

          (c) Term of Option. The term of an option is specified in each option agreement. The term of an incentive stock option may be no more than ten
     (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% stockholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Employment. If an optionee's employment, director or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. To the extent the option is exercisable at the time the optionee's service relationship with the Company terminates, the optionee may exercise all or part of his or her option at any time before the option expires.

          (e) Death or Disability. If an optionee's employment, director or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the Plan expire on the earlier of
     (i) 12 months from the date of such termination or (ii) the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

          (f) Nontransferability of Options and Stock Purchase Rights: Options and stock purchase rights granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

          (g) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

     Stock Purchase Rights ("SPRs"). In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until a date fixed by the Board prior to the consummation of the liquidation or dissolution.

     In connection with any merger, or sale of assets, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

     Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain stockholder approval for any amendment to the Plan to the extent necessary to comply with Section 422 of the Code, or any other applicable law, rule or regulation. No such action by the Board or stockholders may alter or impair any option or stock purchase right previously granted under the Plan without the written consent of the optionee. Unless terminated earlier, the Plan shall terminate ten (10) years from the date of its approval by the stockholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held between 12 and 18 months are currently taxed at a maximum federal rate of 28%. The maximum federal tax rate possible for net capital gains on shares held for more than 18 months is 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or 10% stockholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months are currently taxed at a maximum federal rate of 28%. The maximum federal tax rate possible for net capital gains on shares held for more than 18 months is 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Stock Purchase Rights. SPRs will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of an SPR. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock upon the purchaser's termination of employment with the Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director or 10% stockholder of the Company.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

REQUIRED VOTE

     At the Annual Meeting, the stockholders are being asked to approve an amendment to increase the number of shares available under the Plan. The affirmative vote of the holders of a majority of the Votes Cast at the Annual Meeting will be required to approve the adoption of the Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S PLAN.

                                PROPOSAL THREE:

                         AMENDMENT TO THE 1995 EMPLOYEE
                              STOCK PURCHASE PLAN

     The 1995 Employee Stock Purchase Plan (the "Purchase Plan") was approved by the Board of Directors in October 1995 and was approved by the Company's stockholders in November 1995. The Purchase Plan initially reserved 125,000 shares of Common Stock for issuance thereunder subject to stockholder approval. As of March 16, 1998, 57,822 shares of Common Stock have been issued pursuant to the Plan.

     At the Annual Meeting, the stockholders are being requested to consider and approve the proposed amendment to the Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 300,000 shares, bringing the total number of shares issuable under the Purchase Plan to 425,000. The Board believes that the amendment will enable the Company to continue its policy of widespread employee stock ownership as a means to motive high levels of performance and to recognize key employee accomplishments.

SUMMARY OF THE PURCHASE PLAN

     General. The purpose of the Purchase Plan is to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions.

     Administration. The Purchase Plan may be administered by the Board or a committee appointed by the Board. All questions of interpretation or application of the Purchase Plan are determined by the Board or its appointed committee, and its decisions are final, conclusive and binding upon all participants.

     Eligibility. Each employee of the Company (including officers), whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year, is eligible to participate in an Offering Period (as defined below); provided, however, that no employee shall be granted an option under the Purchase Plan (i) to the extent that, immediately after the grant, such employee would own 5% of either the voting power or value of the stock of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year. Eligible employees become participants in the Purchase Plan by filing with the Company a subscription agreement authorizing payroll deductions prior to the beginning of each Offering Period unless a later time for filing the subscription agreement has been set by the Board.

     Participation in an Offering. The Purchase Plan is implemented by offering periods lasting for two (2) years (an "Offering Period"), with a new Offering Period commencing on or after April 1 and October 1 of each year. Common Stock may be purchased under the Purchase Plan every six (6) months (a "Purchase Period"), unless the participant withdraws or terminates employment earlier. To the extent the fair market value of the Common Stock on any exercise date in an Offering Period is lower than the fair market value of the Common Stock on the first day of the Offering Period, then all participants in such Offering Period will be automatically withdrawn from such Offering Period immediately after the exercise of their options on such exercise date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof. The Board may change the duration of the Purchase Periods or the length or date of commencement of an Offering Period. To participate in the Purchase Plan, each eligible employee must authorize payroll deductions pursuant to the Purchase Plan. Such payroll deductions may not exceed 10% of a participant's compensation. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering Period until such time as the employee withdraws from the Purchase Plan or the employee's employment with the Company terminates. At the beginning of each Offering Period, each participant is automatically granted options to purchase shares of the Company's Common Stock. The option expires at the end of the Purchase Period or upon termination of employment, whichever is earlier, but is exercised at the end of each Purchase Period to the extent of the payroll deductions accumulated during such Purchase Period. The number of shares subject to the option may not exceed the number of shares determined by dividing $12,500 by the fair market value of a share on the Enrollment Date on the first day of the Purchase Period.

     Purchase Price, Shares Purchased. Shares of Common Stock may be purchased under the Purchase Plan at a price not less than 85% of the lesser of the fair market value of the Common Stock on (i) the first day of the Offering Period or
(ii) the last day of Purchase Period. The "fair market value" of the Common Stock on any relevant date will be the closing price per share as reported on The Nasdaq National Market (or the mean of the closing bid and asked prices, if no sales were reported) as quoted on such exchange or reported in The Wall Street Journal. The number of shares of Common Stock a participant purchases in each Purchase Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that Purchase Period by the purchase price.

     Termination of Employment. Termination of a participant's employment for any reason, including disability or death, or the failure of the participant to remain in the continuous scheduled employ of the Company for at least 20 hours per week, cancels his or her option and participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to him or her or, in the case of death, to the person or persons entitled thereto as provided in the Purchase Plan.

     Adjustment Upon Change in Capitalization, Change in Control. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the Purchase Plan, the number and class of shares of stock subject to options outstanding under the Purchase Plan, and the exercise price of any such outstanding options. Any such adjustment shall be made by the Board, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger or acquisition of assets involving the Company, each option subject to the Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation unless the Board determines, in lieu of such assumption or substitution, to shorten any Offering Periods or Purchase Periods then in progress to a new exercise date and notify each participant that his or her option shall be exercised automatically on the new exercise date, unless prior to such date the participant has withdrawn from the Offering Period.

     Amendment and Termination of the Plan. The Board of Directors may at any time terminate or amend the Purchase Plan. An Offering Period may be terminated by the Board of Directors at the end of any Purchase Period if the Board determines that termination of the Purchase Plan is in the best interests of the Company and its stockholders. No amendment shall be effective unless it is approved by the holders of a majority of the votes cast at a duly held stockholders' meeting, if such amendment would require stockholder approval in order to comply with Section 423 of the Code. The Purchase Plan will terminate in 2005.

     Withdrawal. Generally, a participant may withdraw from an Offering Period at any time without affecting his or her eligibility to participate in future Offering Periods. However, once a participant withdraws from a particular offering, that participant may not participate again in the same offering.

     Federal Tax Information for Purchase Plan. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two (2) years from the first day of the Offering Period or more than one (1) year from the date of transfer of the stock to the participant, then the participant will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) an amount equal to 15% of the fair market value of the shares as of the first day of the Offering Period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months are currently taxed at a maximum federal rate of 28%. Net capital gains on shares held for more than 18 months are capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANT AND THE COMPANY WITH RESPECT TO THE SHARES PURCHASED UNDER THE PURCHASE PLAN. REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THE SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE INCOME TAX LAWS OF ANY STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

REQUIRED VOTE

     At the Annual Meeting, the stockholders are being asked to approve an amendment to increase the number of shares available under the Purchase Plan. The affirmative vote of a majority of the Votes Cast at the Annual Meeting will be required to approve the amendment to the Purchase Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE COMPANY'S PURCHASE PLAN.

                                 PROPOSAL FOUR:

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Coopers & Lybrand L.L.P., independent accountants, to audit the financial statements of the Company for the 1998 fiscal year. This appointment is being presented to the stockholders for ratification at the meeting. If the stockholders reject the appointment, the Board will reconsider its selection. Coopers & Lybrand L.L.P. has audited the Company's financial statements since the Company's inception. A representative of Coopers & Lybrand L.L.P. is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's appointment. An abstention will have the same effect as a vote against the appointment of the independent auditors, and, pursuant to Delaware law, a broker non-vote will not be treated as voting in person or by proxy on the proposal.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S ACCOUNTANTS FOR FISCAL 1998 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                             ADDITIONAL INFORMATION

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to stock option grants during fiscal 1995, 1996 and 1997 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers"). In accordance with the rules of the SEC, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation from the option exercise price of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                           ANNUAL COMPENSATION                   COMPENSATION AWARDS
                              ----------------------------------------------   -----------------------
                                                                               RESTRICTED   SECURITIES
                              FISCAL                          OTHER ANNUAL       STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR    SALARY      BONUS     COMPENSATION(6)     AWARDS      OPTIONS     COMPENSATION
---------------------------   ------   -------   ---------   ---------------   ----------   ----------   ------------
John J. Wilczak(1)..........   1997    240,000    43,750(3)      43,032            -         124,948          -
  President and Chief          1996    215,680   120,000(4)      34,968            -          85,000          -
  Executive Officer            1995    194,720           -       21,775            -          35,000          -
Kai Krause (2)..............   1997    240,000    42,000(3)      26,035            -         535,000          -
  Chief Design Officer         1996    215,680   120,000(4)      15,366            -         485,000          -
                               1995    195,070           -        8,232            -         410,000          -
Mark Zimmer.................   1997    223,199    42,000(3)      16,424            -          84,470          -
  Chief Technical Officer      1996    200,410   130,625(4)      11,258            -          73,028          -
                               1995    180,520    75,000(5)       4,946            -          46,813          -
Thomas Hedges...............   1997    185,240    33,250(3)      17,795            -          77,054          -
  Chief Systems Architect      1996    179,942    87,750(4)      11,629            -          65,538          -
                               1995    133,810    56,250(5)       4,165            -          46,813          -
Fred Brown..................   1997    225,000    61,125(3)      14,887            -         118,000          -
  Senior Vice President,       1996    225,000    50,000(4)      11,674            -         105,000          -
  Sales and Marketing          1995      4,327           -            -            -         110,000          -

---------------
(1) Subsequent to December 31, 1997, Mr. Wilczak announced his resignation as Director, President and Chief Executive Officer effective February 20, 1998. Additionally, on February 20, 1998, 89,948 of Mr. Wilczak's 124,948 outstanding options to purchase the Company's Common Stock were canceled. Mr. Wilczak will continue to act as a consultant to the Company until December 31, 1998.
(2) On January 15, 1998, Mr. Krause was granted an option to purchase 300,000 shares of the Company's Common Stock at an exercise price of $6.4375. One third of the option vests on each of January 12, 2001, July 12, 2002, and January 12, 2003.
(3) Represents amount paid in 1998 for services in 1997.
(4) Represents amount paid in 1997 for services in 1996.
(5) Represents amount paid in 1996 for services in 1995.
(6) Represents auto allowance and the cost of providing health, life and disability insurance.

OPTIONS GRANTS AND EXERCISES

     The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during fiscal year 1997, as well as options held by such officers as of December 31, 1997, the last day of the Company's 1997 fiscal year.

                          OPTION GRANTS IN FISCAL 1997

                                                                                     POTENTIAL REALIZABLE
                                            INDIVIDUAL GRANTS                             VALUES AT
                          -----------------------------------------------------    ASSUMED ANNUAL RATES OF
                          NUMBER OF      PERCENT OF                                STOCK PRICE APPRECIATION
                          SECURITIES    TOTAL OPTIONS                                 FOR OPTION TERM(1)
                          UNDERLYING     GRANTED TO      EXERCISE                  ------------------------
                           OPTIONS      EMPLOYEES IN     OR BASE     EXPIRATION      5% PER       10% PER
          NAME             GRANTED       FISCAL YEAR      PRICE         DATE          YEAR          YEAR
          ----            ----------    -------------    --------    ----------    ----------    ----------
John J. Wilczak.........    50,000           1.5%         $10.25      06/20/07      $322,875      $814,875
                            19,915(2)        0.6%          10.25      06/20/07       128,601       324,565
                            20,033(2)        0.6%          10.25      06/20/07       129,363       326,488
                            ------           ---
                            89,948           2.7%
Kai Krause..............    50,000           1.5%          10.25      06/20/07       322,875       814,875
Mark Zimmer.............    18,257           0.5%           7.16      04/25/07        82,356       207,851
                            19,400(2)        0.6%          10.25      06/20/07       125,276       316,172
                            ------           ---
                            37,657           1.1%
Thomas Hedges...........    16,384           0.5%           7.16      04/25/07        73,907       186,527
                            13,857(2)        0.4%          10.25      06/20/07        89,482       225,834
                            ------           ---
                            30,241           0.9%
Fred Brown..............    15,000           0.4%          11.75      01/01/07       111,038       280,238
                            20,000           0.6%          10.25      06/20/07       129,150       325,950
                            ------           ---
                            35,000           1.0%

---------------
(1) The dollar amounts in these columns are the result of calculations at the five percent and ten percent rates set by the SEC and are not intended to forecast future appreciation of the Company's Common Stock.

(2) Represents new options granted in exchange for previously outstanding options. The fair value of the new options granted equaled the fair value of the options exchanged, as computed using a Black Scholes valuation model.

     The following table sets forth information with respect to options exercised during fiscal 1997 by the Named Executive Officers and the value of unexercised options at December 31, 1997.

       OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

                                                       NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                         SHARES                    OPTIONS AT DECEMBER 31, 1997          AT DECEMBER 31, 1997
                       ACQUIRED ON     VALUE      ------------------------------    -------------------------------
        NAME            EXERCISE      REALIZED    EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE(1)
        ----           -----------    --------    -----------      -------------    -----------    ----------------
John J. Wilczak......        --        $   --        35,000            89,948       $  350,875       $      78,705
Kai Krause...........        --            --       341,563           193,437        3,199,925             995,075
Mark Zimmer..........        --            --        46,813            37,657          452,042              89,360
Thomas Hedges........        --            --        46,813            30,241          452,042              77,084
Fred Brown...........    12,000        82,875        35,857            82,143          112,053             164,822

---------------
(1) The value of unexercised, in-the-money options is the difference between the exercise price of the options and the fair market value of the Company's Common Stock at 12/31/97 ($11.125).

TEN-YEAR OPTION REPRICINGS

     The following table sets forth certain information with respect to the Company's exchange of outstanding options with certain of its officers in June 1997. For further information with respect to such option exchanges see "Report of the Compensation Committee of the Board of Directors."

                         TEN YEAR OPTION/SAR REPRICINGS

                                                                                                                LENGTH OF
                                                                                                                 ORIGINAL
                                                                                                                  OPTION
                                               NUMBER OF      NUMBER OF       MARKET                               TERM
                                               SECURITIES     SECURITIES       PRICE      EXERCISE              REMAINING
                                               UNDERLYING     UNDERLYING    OF STOCK AT   PRICE AT     NEW      AT DATE OF
                                                OPTIONS        OPTIONS        TIME OF     TIME OF    EXERCISE    EXCHANGE
    NAME AND PRINCIPAL POSITION       DATE     EXCHANGED        ISSUED       EXCHANGE     EXCHANGE    PRICE     (IN YEARS)
    ---------------------------      -------  ------------   ------------   -----------   --------   --------   ----------
John J. Wilczak....................  6/20/97     25,000         19,915        $10.25       $16.38     $10.25        9
  President and Chief Executive      6/20/97     25,000         20,033        $10.25       $18.00     $10.25        9
    Officer
                                                 ------         ------
                                                 50,000         39,948

Mark Zimmer........................  6/20/97     26,215         19,400        $10.25       $19.09     $10.25        9
  Chief Technical Officer

Thomas Hedges......................  6/20/97     18,725         13,857        $10.25       $19.09     $10.25        9
  Chief Systems Architect
Pierre Berkaloff...................  6/20/97     22,470         15,291        $10.25       $21.36     $10.25        9
  Vice President, Engineering        6/20/97     18,725         14,925        $10.25       $17.19     $10.25        9

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors currently consists of Messrs. Collmeyer and Lane and Dr. Morgan. During fiscal 1997 the Compensation Committee of the Board of Directors consisted of Messrs. Jones and Kolde and Dr. Morgan prior to the acquisition of Fractal and Messrs. Collmeyer and Lane and Dr. Morgan following the acquisition of Fractal. None of the members of the Compensation Committee was an officer or employee of the Company. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

EMPLOYMENT ARRANGEMENTS

     The Company has entered into employment agreements with Messrs. Lauer, Brown, Hedges, Krause and Zimmer. Pursuant to the terms of an employment offer letter dated February 20, 1998, from the Company to Mr. Lauer, the Company will pay Mr. Lauer an annual base salary of $350,000, plus a targeted bonus of $125,000 for 1998. The payment of future bonuses will be determined by the Compensation Committee of the Company's Board of Directors. The Company pays premiums on a term life insurance policy on Mr. Lauer in the amount of $1,000,000, the beneficiaries of which may be designated by Mr. Lauer. Mr. Lauer received an option to purchase 800,000 shares of Common Stock at an exercise price equal to $7.9063, with 30% of such option to vest at the conclusion of one year and 1/36 of the remaining option to vest monthly thereafter. Mr. Lauer also received an option to purchase 200,000 additional shares of Common Stock at a price equal to $7.9063, with such option to vest at the conclusion of four years of employment, with possible accelerated vesting based upon achievement of performance goals. Pursuant to the terms of the employment offer, if the Company terminates Mr. Lauer's employment without cause, Mr. Lauer is entitled to receive severance pay equal to twelve months of his base salary, and accelerated vesting of 50% of then unvested options. In the event of a change of control of the Company during the first year of Mr. Lauer's employment that results in termination of Mr. Lauer's employment without cause, resignation due to the change of control, or a material change in duties, Mr. Lauer is entitled to receive severance payments equal to twelve months of his base compensation plus standard employee benefits for twelve months, and accelerated vesting of 50% of any then unvested options. In the event of a change in control of the Company between the first and beginning of the fourth years of Mr. Lauer's employment that results in termination without cause, resignation due to the change of control, or a material change in duties, Mr. Lauer is entitled to receive severance payments equal to twelve months of his base compensation plus standard employee benefits for twelve months, and accelerated vesting of 100% of any then unvested stock options.

     Pursuant to the terms of an employment offer letter dated November 12, 1995 from the Company to Mr. Brown, the Company paid Mr. Brown a signing bonus equal to $25,000, monthly consulting fees of $11,250 from November 13, 1995 to January 14, 1996 and an annual base salary of $225,000 thereafter. Pursuant to the offer letter, Mr. Brown has received options to purchase 110,000 shares of Common Stock at an exercise price of $8.00 per share, with such options vesting over a 45-month period beginning July 15, 1996, but 50% of the unvested portion of such options become fully vested upon a change in control of the Company, and the balance of such unvested options become fully vested if Mr. Brown's employment is terminated within one year after a change in control of the Company. In addition, in the event of such termination upon a change in control, Mr. Brown is entitled to receive severance pay equal to nine months of his base salary. In October 1997, Mr. Brown's annual base salary was increased to $234,000 by the Company's Board of Directors.

     Pursuant to the terms of an employment offer letter dated February 11, 1998 from the Company to Mr. Hedges, following the closing of the acquisition of Fractal in May 1997, Mr. Hedges commenced employment with the Company at an annual base salary of $190,000. Mr. Hedges received a bonus of $33,250 in 1998 for fiscal 1997.

     The Company's employment agreement with Mr. Krause, dated as of January 26, 1994, provides for an annual base salary of $160,000, with the opportunity to participate in any incentive or bonus plans adopted in the discretion of the Board of Directors. The agreement provides for an employment term through December 31, 1998. Pursuant to the agreement, the Company pays premiums on a term life insurance policy on Mr. Krause in the amount of $3,000,000, the beneficiaries of which may be designated by Mr. Krause. The employment agreement may be terminated by the Company at any time upon a material breach of Mr. Krause's obligations to perform under the agreement, including failure to perform by reason of illness, incapacity or otherwise. In May 1995, Mr. Krause's annual base salary was increased to $195,000 by the Company's Board of Directors. In January 1996, Mr. Krause's annual base salary was increased to $215,000 by the Company's Board of Directors. In January 1997, Mr. Krause's annual base salary was increased to $240,000 by the Company's Board of Directors.

     Pursuant to the terms of an employment offer letter dated February 11, 1998 from the Company to Mr. Zimmer, following the closing of the acquisition of Fractal in May 1997, Mr. Zimmer commenced employment with the Company at an annual base salary of $240,000. Mr. Zimmer received a bonus of $42,000 in 1998 for fiscal 1997.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") consisted of Messrs. Lane and Wilczak and Dr. Morgan during fiscal 1997 prior to the acquisition of Fractal. Following the acquisition of Fractal in May 1997, the Compensation Committee consisted of Messrs. Collmeyer and Lane and Dr. Morgan. The Committee recommends, subject to the Board's approval, compensation for executive officers and evaluates performance of management.

  Compensation Philosophy

     The Company operates in the competitive and rapidly changing environment of high technology businesses. The Committee seeks to establish compensation policies that allow the Company flexibility to respond to changes in its business environment. The Company's compensation philosophy is based on the belief that achievement in this environment is enhanced by the coordinated efforts of all individuals working toward common objectives. The goals of the Company's compensation program are to align compensation with the Company's business objectives and performance, to foster teamwork and to enable the Company to attract, retain and reward employees who contribute to the Company's long-term success.

  Compensation Components

     The Company's executive officers are compensated with a salary, and are eligible for bonus and stock option awards. The Committee assesses the past performance and anticipated future contribution, and considers the total compensation (earned or potentially available) of each executive officer in establishing each element of compensation.

     Salary. The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Committee with reference to several surveys of salaries paid to executive with similar responsibilities at comparable companies, generally in the high technology industry. The peer group for each executive officer is composed of executives whose responsibilities are similar in scope and content. The Company seeks to set executive compensation levels that are competitive with the average levels of peer group compensation.

     Bonus. The Company has a discretionary key employee incentive pool pursuant to which executive officers and a limited number of key employees may receive annual cash bonuses. Targets for sales growth and operating income influence the amount of the pool. Individual payments are made based on the Company's achievement of these targets and upon the individual's personal and departmental performance.

     Stock options. Stock options awards are designed to align the interests of executives with the long-term interests of the stockholders. The Committee approves option grants subject to vesting periods (usually 48 months) to retain executives and encourage sustained contributions. The exercise price of options are not less than the market price on the date of grant. These options will acquire value only to the extent that the price of the Company's Common Stock increases relative to the market price at the date of grant.

     In June 1997, the Company's Board of Directors approved an option exchange program whereby employees that held options with exercise prices in excess of $11.125 were offered the opportunity to exchange such options for new options at $11.125 per share, which was the fair market value of the Common Stock on June 11, 1997, the date of the exchange program. In addition, in June 1997, the Company's Board of Directors approved an option exchange program whereby all executive officers that held options with exercise prices in excess of $10.25 per share were offered the opportunity to exchange such options for a reduced number of new options at $10.25 per share, which was the fair market value of the Common Stock on June 20, 1997, the date of the exchange program. In order to participate in the option exchange programs, employees and officers were required to extend by one year the vesting commencement date of their options. The Board undertook these actions in light of the then recent reduction in the trading price of the Company's Common Stock and in consideration of the importance to the Company of retaining its employees and officers by offering them appropriate equity incentives. The Board also considered the highly competitive environment for obtaining and retaining qualified employees and officers and the overall benefit to the Company's stockholders from a highly motivated group of employees and officers.

  Chief Executive Officer's Compensation

     Mr. Wilczak's salary and stock option grant for fiscal 1997 reflect the Committee's evaluation of his overall leadership of the Company. The Committee considered, among other factors, the continued strong year-to-year growth of revenues and profitability, the release of new products and versions of existing products, and the expansion of sales through domestic distribution channels.

     The Company paid Mr. Wilczak a base salary of $240,000 for 1997. Mr. Wilczak received a bonus of $43,750 in 1998 for fiscal 1997. In June 1997, Mr. Wilczak was granted an option to purchase 50,000 shares of Common Stock at a price of $10.25, which represented the fair market value of the Common Stock on the date of grant.

     The Company and Mr. Wilczak entered into a consulting and release agreement dated February 20, 1998, pursuant to which Mr. Wilczak resigned from his position as Chief Executive Officer of the Company effective February 20, 1998, and Company benefits terminated on that date. Pursuant to the agreement, Mr. Wilczak will perform consulting services as requested by the Company through December 31, 1998 and the Company will pay Mr. Wilczak a quarterly consulting fee of $60,000.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and proposed regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances.

                                          COMPENSATION COMMITTEE
                                          Arthur Collmeyer
                                          William H. Lane III
                                          Howard L. Morgan

                            STOCK PERFORMANCE GRAPH

STOCKHOLDER RETURN COMPARISON

     The graph below compares the cumulative total return on the Company's Common Stock for the period commencing December 12, 1995 and ending December 31, 1997 compared to the CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) and the CRSP Total Return Index for the Nasdaq Computer and Data Processing Services Stocks (SIC 737). The graph assumes that $100 was invested on the date of the Company's initial public offering, December 12, 1995, and that all dividends are reinvested. Historic stock price performance should not be considered indicative of future stock price performance.

                 COMPARISON OF 2 YEAR CUMULATIVE TOTAL RETURN*
      AMONG METACREATIONS CORPORATION, THE NASDAQ STOCK MARKET--US INDEX,
               AND THE NASDAQ COMPUTER AND DATA PROCESSING INDEX

            MEASUREMENT PERIOD                                          NASDAQ STOCK           NASDAQ COMPUTER
          (FISCAL YEAR COVERED)                 METACREATIONS            MARKET--US          AND DATA PROCESSING
12/12/95                                             100                     100                     100
12/31/95                                              96                     100                      98
12/31/96                                              44                     123                     122
12/31/97                                              41                     151                     149

SECURITY OWNERSHIP

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 16, 1998 by (i) each beneficial owner of more than 5% of the Company's Common Stock, (ii) each director and each nominee, (iii) each Named Executive Officer and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

                                                 NUMBER OF    PERCENT OF
     NAME AND ADDRESS OF BENEFICIAL OWNER         SHARES      TOTAL(17)
     ------------------------------------        ---------    ----------
Bert Kolde(1)..................................  2,023,836        8.6%
Samuel H. Jones, Jr.(2)........................  1,139,805        4.8%
Kai Krause(3)..................................    905,465        3.8%
Thomas Hedges(4)...............................    585,041        2.5%
Mark Zimmer(5).................................    393,782        1.7%
Howard L. Morgan(6)............................    256,250        1.1%
Robert Rice(7).................................    171,665          *
Alexander Migdal(8)............................    100,833          *
Pierre Berkaloff(9)............................     57,534          *
William H. Lane III(10)........................     52,083          *
Fred Brown(11).................................     48,714          *
Terance A. Kinninger(12).......................     45,004          *
Arthur Collmeyer(13)...........................     35,758          *
Frank Casanova(14).............................     27,686          *
Sallie Olmsted(15).............................     24,097          *
Gary Lauer.....................................         --          *
                                                 ---------       ----
All directors and executive officers as a group
  (16 persons)(16).............................  5,867,553       23.8%
                                                 =========       ====

---------------
  *  Percentage of shares beneficially owned is less than one percent of total.

 (1) Includes 2,000,000 shares held by Vulcan Ventures, Inc. Mr. Kolde, a director of MetaCreations, is a director of Vulcan Ventures, Inc. Includes 19,836 shares issuable to Mr. Kolde upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

 (2) Includes 13,750 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

 (3) Includes 390,521 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

 (4) Includes 50,908 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

 (5) Includes 51,376 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

 (6) Includes 28,750 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

 (7) Includes 171,665 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

 (8) Includes 100,833 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

 (9) Includes 8,688 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

(10) Includes 47,083 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

(11) Includes 48,714 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

(12) Includes 37,604 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

(13) Includes 28,268 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

(14) Includes 27,083 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

(15) Includes 24,097 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998.

(16) Includes 1,049,176 shares issuable upon exercise of options to purchase MetaCreations Common Stock that are exercisable within 60 days of March 16, 1998 and 2,000,000 shares held by Vulcan Ventures, Inc.

(17) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within sixty (60) days of March 16, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Percentage ownership is based on 23,639,834 shares of Common Stock outstanding on March 16, 1998.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal 1997, all filing requirements applicable to its officers, directors and ten percent stockholders were satisfied.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors of the Company may recommend.

                                          THE BOARD OF DIRECTORS

Carpinteria, California
April 6, 1998

                                  DETACH HERE

                                     PROXY

                           METACREATIONS CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1998

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned stockholder of MetaCreations Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 6, 1998, and hereby appoints Gary L. Lauer and Terance
A. Kinninger, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of MetaCreations Corporation to be held at Fess Parker's Red Lion Resort, 633 E. Cabrillo Boulevard, Santa Barbara, California, on May 6, 1998 at 10:00 a.m., local time, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PERSONS AND THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXY HOLDERS DEEM ADVISABLE.

---------------                                                  ---------------
  SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
     SIDE                                                             SIDE
---------------                                                  ---------------

                                  DETACH HERE

    Please mark
[X] votes as in
    this example.


1. Election of Directors.

   Nominees: Samuel H. Jones, Jr., Bert Kolde, Kai Krause, William H. Lane III,
             Gary L. Lauer, Howard L. Morgan and Mark Zimmer

                            FOR             WITHHELD
                            [ ]                [ ]

                                                              MARK HERE
                                                             FOR ADDRESS
[ ] ______________________________________                    CHANGE AND    [ ]
    For all nominees except as noted above                    NOTE BELOW

                                                          FOR  AGAINST  WITHHELD
2. To amend the 1995 Stock Plan to add an additional      [ ]    [ ]       [ ]
   1,500,000 shares of Common Stock thereto.

3. To amend the 1995 Employee Stock Purchase Plan         [ ]    [ ]       [ ]
   to add an additional 300,000 shares of Common
   Stock thereto.

4. To ratify the appointment of Coopers & Lybrand         [ ]    [ ]       [ ]
   L.L.P., as independent accountants for MetaCreations for the 1998 fiscal year.

5. To vote or otherwise represent the shares on any       [ ]    [ ]       [ ]
   and all other business which may properly come before the meeting or any adjournment or adjournments thereof, according to their discretion and in their discretion.

The undersigned acknowledges receipt of the Notice of Annual Meeting dated April 6, 1998.

Please mark, sign, and date and return the proxy card promptly using the enclosed envelope.

NOTE: Please exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their titles.


Signature: ______________ Date: _______ Signature: ______________ Date: _______